Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Financial Highlights” and “Experts” in the Prospectus and to the use of our report dated February 14, 2006, in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2) (No. 333-138671) of ING Clarion Real Estate Income Fund.

ERNST & YOUNG LLP
Philadelphia, Pennsylvania
January 9, 2007